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                                                                    EXHIBIT 11.1

                            ALLEGIANCE TELECOM, INC.

                    COMPUTATION OF PER SHARE EARNINGS (LOSS)

                          Year Ended December 31, 2000

               (In thousands, except share and per share amounts)



                                                         Number of Shares    Percent Outstanding    Equivalent Shares
                                                         ----------------    -------------------    -----------------
Prior to Initial Public Offering
   1997 Common Stock Offering                                         639                 100.00%                 639

After Initial Public Offering
   1997 Common Stock Offering                                         639                 100.00%                 639
   Preferred Stock Converted to Common Stock                   60,511,692                 100.00%          60,511,692
   1998 Common Stock Offering                                  15,000,000                 100.00%          15,000,000
   1999 Common Stock Offering                                  21,041,100                 100.00%          21,041,100
   2000 Common Stock Offering                                  10,703,109                  90.70%           9,708,072
   Treasury Shares                                               (327,495)                 88.41%            (289,524)
   Warrants Exercised                                             765,833                  85.36%             653,733
   Cash In Lieu of Stock Split                                       (577)                 83.88%                (484)
   Employee Stock Discount Purchase Plan
      Shares Issued                                               255,301                  81.95%             209,210
   Stock Options Exercised                                        900,990                  68.28%             615,176
   Common Stock Issued for Business Acquisitions                1,214,027                  26.65%             323,498
                                                                                                      ---------------
                                                                                                          107,773,112

WEIGHTED AVERAGE SHARES OUTSTANDING                                                                       107,773,112

NET LOSS APPLICABLE TO COMMON STOCK                                                                   $      (277,567)

NET LOSS PER SHARE, BASIC AND DILUTED                                                                 $         (2.58)
                                                                                                      ===============




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